Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-186186 and 333-196432 on Form S-8, Registration Nos. 333-194771 and 333-194770 on Form S-3, and Registration Statement No. 333-211114 on Form S-3ASR of our reports dated February 24, 2017, relating to the consolidated financial statements and financial statement schedules of CyrusOne Inc. and subsidiaries which report expresses an unqualified opinion, and the effectiveness of CyrusOne Inc.’s and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K, as amended, of CyrusOne Inc. for the year ended December 31, 2016.

/s/ Deloitte & Touche LLP

Dallas, Texas
February 24, 2017